    EXHIBIT 16.1

June 25, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read the CTS Corporation Retirement Savings Plan’s statements included under Item 4.01 of its Form 8-K filed on June 21, 2007, and we agree with such statements concerning our firm.

McGladrey & Pullen, LLP

        McGladrey & Pullen, LLP is a member firm of RSM International –
        an affiliation of separate and independent legal entities.